PROMISSORY NOTE




October 20, 1999


PROMISSSORY NOTE (the "AGREEMENT") between, FRANCIS A. ZUBROWSKI (the 'LENDER'), and, THE MAJESTIC COMPANIES, LTD. (the 'BORROWER'), dated, October 20, 1999:

The LENDER agrees to lend the BORROWER the amount of $186,680 U.S dollars.

The BORROWER acknowledges receipt of, and agrees to repay the $186,680 to the LENDER upon demand.

Furthermore, the LENDER and the BORROWER agree that the amount shall accrue interest at an annualized rate of 12%. Both principal and interest shall be paid in full upon demand.

This note contains all terms and conditions of the advance between the LENDER and the BORROWER, no other understandings or terms are implied unless previously agreed to in writing between the two parties.

Signed this 20th day of October 1999 in the City of San Diego, CA.



BORROWER                                    LENDER


/s/  Alex V. Tovar                           /s/ Francis A. Zubrowksi
-------------------------                    ------------------------------
Alex V. Tovar-Controller                     Francis A. Zubrowski
The Majestic Companies, Ltd.